EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

BANK OF HAWAII CORPORATION

EXHIBIT TO CURRENT REPORT ON
FORM 8-K DATED December 15, 2003

Commission File Number 1-6887

FOR IMMEDIATE RELEASE

Allan Landon Named President of Bank of Hawaii Corporation

HONOLULU, HAWAII (December 15, 2003) – Allan R. Landon, Bank of Hawaii Vice Chair and Chief Financial Officer, has been named President of Bank of Hawaii Corporation (NYSE: BOH).  The announcement was made today by Michael E. O’Neill, Bank of Hawaii’s Chairman and CEO, following the full endorsement of the bank’s board of directors.

O’Neill said, “Al is highly regarded and respected throughout our organization as well as in the banking industry and on Wall Street.  His strong leadership skills, combined with a keen ability to spearhead strategic initiatives critical to our company’s success, are qualities that will serve him well in his new position.  He’s certainly earned this and I’m confident he’ll do an outstanding job.”

Landon will retain the title of Chief Financial Officer.  The Board of Directors of Bank of Hawaii Corporation (BOHC) will recommend to its shareholders that Landon be added to the board. The proposed appointment will be voted on by shareholders at the annual shareholders meeting in April 2004.

In his new role, Landon adds responsibility for key support groups including risk management, human resources, and technology & operations.  He will continue to oversee the areas of finance, legal and corporate sourcing.

Mary Bitterman, lead director of the BOHC board, said, “Al has done an excellent job and always has the best interests of our employees, customers, community and shareholders at heart.  He has clearly shown an ability to understand and respond to the varying needs of these different constituencies.”

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“I’m proud to be part of the team that’s accomplished so much in the last three years,” Landon said.  “The success we’ve enjoyed is a tribute to our hardworking and dedicated employees and first-class management team.  We’re in a strong position – financially and competitively – and we look forward to maintaining the momentum as we move into 2004.  We will continue to focus on elevating customer service levels, expanding client relationships and growing our business in our key markets.  It’s going to be an exciting year ahead.”

Landon, who joined the bank in April 2000 as Executive Vice President and Director of Risk Management, was named Chief Financial Officer and appointed Vice Chairman and a member of the Managing Committee in February 2001.  He was appointed to the bank’s board of directors in April 2002.

Before joining Bank of Hawaii he served as Chief Financial Officer of First American Corporation in Nashville, Tenn.  Prior to that he was with Ernst & Young, LLP for 28 years, and was the lead audit partner for several major national and international financial institutions.

Landon received his bachelor of science degree in accounting from Iowa State University and is a Certified Public Accountant.  He is director and treasurer of the University of Hawaii Foundation; a member of the Hawaii Council of the Humanities; a director of Hawaii Medical Services Association; and director-elect of Federal Home Loan Bank of Seattle.

Bank of Hawaii Corporation is a regional financial services company serving businesses, consumers and governments in Hawaii, American Samoa and the West Pacific.  The company’s principal subsidiary, Bank of Hawaii, was founded in 1897 and is the largest independent financial institution in Hawaii.  For more information about Bank of Hawaii Corporation, see the company’s website, www.boh.com.

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